Exhibit 10.2

August 14, 2014

Pernix Therapeutics Holdings, Inc.
Worrigan Limited
c/o Pernix Therapeutics Holdings, Inc.
10 Park Place, Suite 201
Morristown, New Jersey 07960

Re:  Purchase Price Reduction and Agreement Amendments

Gentlemen:

1.
Reference, etc.  Reference is made to the (i) Asset Purchase and Sale Agreement dated as of May 13, 2014 between Pernix Therapeutics Holdings, Inc. (“Pernix”) and Glaxo Group Limited, GlaxoSmithKline Intellectual Property Management Limited, GlaxoSmithKline Intellectual Property Holdings Limited, and GlaxoSmithKline LLC (collectively, “GSK”) for the purchase and sale of certain assets relating to the pharmaceutical product marketed under the Treximet® trademark (the “Asset Purchase Agreement”); and (ii) Supply Agreement dated as of May 13, 2014 between Pernix and GlaxoSmithKline LLC (“Supply Agreement”).  Pernix will assign its interests under the Asset Purchase Agreement and the Supply Agreement to Worrigan Limited (“Worrigan” together with Pernix, “Purchaser”) prior to the Closing.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Asset Purchase Agreement.

2.
Background.  Pursuant to the Asset Purchase Agreement, the parties agree that a portion of the Purchase Price, the Holdback Amount, would be held back until FDA’s issuance of the Written Request.  Due to certain unexpected manufacturing issues related to the Product, the parties anticipate that there would be a period of stock-out for the Product following the Closing.  Purchaser has advised that the stock-out affects the valuation of the Transaction.  To ensure that a Closing will occur under the Asset Purchase Agreement, as planned by the parties, GSK and Purchaser agree to reduce the Purchase Price as set forth in this letter agreement and to amend the Asset Purchase Agreement and Supply Agreement to reflect the Purchase Price reduction.

3.	Purchase Price Reduction. The parties agree to reduce the Purchase Price as follows:

(i)           for each Business Day beginning on August 1, 2014 and ending on the Closing Date, the Purchase Price will be reduced by US$375,000;

(ii)           for each Business Day following the Closing Date and ending on September 2, 2014, the Purchase Price will be reduced by $375,000, that GSK does not make available for shipment (E.X.W. (Incoterm 2010), GSK Zebulon, North Carolina manufacturing facility) to Purchaser or its distributor the quantities of Products produced in the first two (2) batches to be supplied to Purchaser following Closing (“Batch #1 and Batch #2”);

(iii)  for each Business Day beginning on September 3, 2014, the Purchase Price will be reduced by $400,000, that GSK does not make available for shipment (E.X.W. (Incoterm 2010), GSK Zebulon, North Carolina manufacturing facility) Batch #1 and Batch #2 to Purchaser or its distributor; and

(iv) for each Business Day beginning on September 25, 2014, the Purchase Price will be reduced by $400,000, that GSK does not make available for shipment (E.X.W. (Incoterm 2010), GSK Zebulon, North Carolina manufacturing facility) Batch #3 to Purchaser or its distributor.

For example, if Batch 3 was made available for shipment on September 25, 2014 then the Purchase Price would be reduced by $400,000.  For the avoidance of doubt, the day GSK makes a Batch available for shipment shall not count as a day for purposes of accruing a Purchase Price reduction.

The targeted dates by which GSK will make available for shipment the first seven (7) batches of Product following Closing are set forth on Exhibit A.

GSK hereby confirms QC release for Batch #2 on August 14, 2014.

Notwithstanding the foregoing, the maximum amount the Purchase Price may be reduced pursuant to this Section 3 shall be of US$17 million.  The Parties further acknowledge and agree that the maximum amount the Purchase Price will be reduced will be $375,000 per Business Day for the period from the Closing Date until September 2, 2014 and $400,000 per Business Day thereafter.  The Purchase Price reduction described above shall be deducted from the Holdback Amount.  Within three Business Days after Batch #3 has been made available for shipment (E.X.W. (Incoterm 2010), GSK Zebulon, North Carolina manufacturing facility) (the “End Delivery Date”) to Purchaser’s or Purchaser’s distributor, GSK and Purchaser shall agree upon the total amount reduced from the Purchase Price (“Reduction Amount”) and the amount remaining to be paid to GSK as part of the Purchase Price following FDA’s issuance of the Written Request (the “Adjusted Holdback Amount”).  If the Reduction Amount is US$17 million, then the Adjusted Holdback Amount is zero.  For purposes of clarity, the Reduction Amount shall not exceed US$17 million.  The “Purchase Price” as set forth in the Asset Purchase Agreement is hereby redefined to mean the Cash Amount and the Adjusted Holdback Amount.

4.
Payment of the Adjusted Holdback Amount.  Purchaser’s obligation to make payment to GSK following FDA’s issuance of the Written Request shall be the Adjusted Holdback Amount and not the Holdback Amount.  Purchaser shall not have any obligation to pay GSK the Adjusted Holdback Amount until the End Delivery Date.  In the event the FDA issues the Written Request prior to the End Delivery Date, Purchaser shall pay GSK the Adjusted Holdback Amount within three Business Days of agreement between the Parties on the Reduction Amount.  If the FDA issues the Written Request after the End Delivery Date, Purchaser’s obligation to pay GSK the Adjusted Holdback Amount is as set forth in Section 8.17 of the Asset Purchase Agreement.  The Holdback Amount referenced in Section 14.2(b) of the Supply Agreement is hereby replaced with the Adjusted Holdback Amount.

5.
Miscellaneous.  Except as specifically set forth in this letter agreement, all other terms and conditions under the Asset Purchase Agreement and Supply Agreement remain unchanged.   This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.  Each of GSK, Pernix and Worrigan irrevocably submits to the exclusive jurisdiction of the state and federal court of New York City, as set forth in Section 11.9 of the Asset Purchase Agreement, in connection with any dispute arising under this letter agreement.

Please confirm your agreement and acceptance of the foregoing terms by signing this letter agreement in the space provided below.

[Signature Page Follows]

GLAXO GROUP LIMITED

By:  /s/ Leigh McCaveny______
Name:  Leigh McCaveny
Title:  Authorised Signatory

GLAXOSMITHKLINE INTELLECTUAL
PROPERTY MANAGEMENT LIMITED

By:  /s/ Leigh McCaveny______
Name:  Leigh McCaveny
Title:  Authorised Signatory

GLAXOSMITHKLINE INTELLECTUAL
PROPERTY HOLDINGS LIMITED

By:  /s/ Leigh McCaveny______
Name:  Leigh McCaveny
Title:  Authorised Signatory

GLAXOSMITHKLINE LLC

By:  /s/ William J. Mosher_____
Name:  William J. Mosher
Title:  Vice President & Secretary

Acknowledged and agreed to
on the date set forth above:

PERNIX THERAPEUTICS HOLDINGS, INC.

By:  /s/ Douglas Drysdale
Name:  Douglas Drysdale
Title:  Chief Executive Officer

WORRIGAN LIMITED

By:  /s/ Douglas Drysdale
Name:  Douglas Drysdale
Title:    Director

Exhibit A

Batch Number	Targeted Shipment Date
1	September 2, 2014
2	September 2, 2014
3	September 24, 2014
4	October 31, 2014
5	October 31, 2014
6	October 31, 2014
7	October 31, 2014